EXECUTION COPY

MASTER AGREEMENT

THIS MASTER AGREEMENT ("Agreement"), dated as of February 15, 2002, among Health-Chem Corporation, a Delaware corporation ("Health-Chem"), Leon Services, LLC, a Florida limited liability corporation ("Leon"), Jack Aronowitz ("Aronowitz") and MA Associates, a general partnership ("MA Associates").

WITNESSETH:

WHEREAS, Aronowitz is the owner of certain proprietary technologies relating to diagnostic tests; and

WHEREAS, Health-Chem desires to license such technology from Aronowitz and utilize the services of Aronowitz to help develop and market products using such technology; and

WHEREAS, Aronowitz desires to license such technology to Health-Chem and to provide services related thereto to Health-Chem, on the terms and conditions set forth in the License Agreement attached as Exhibit A hereto in consideration of the agreements of Health-Chem contained herein; and

WHEREAS, Leon desires to provide oversight over the operation of a facility in Pompano Beach, Florida for the manufacture of diagnostic products (the "Plant");

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of License. Aronowitz or his designee hereby agrees to enter into the License Agreement in the form attached hereto as Exhibit A and to thereby grant a license (the "License") to Health-Chem to use the patents listed in Schedule 1 hereto (the "Patents"), and all technology, trade secrets, technical data, unpatented inventions and know-how related thereto in the possession of Aronowitz used in the manufacture of the products in the Field of Use (the "Licensed Products"), including any improvements thereon, provided, however, that all future inventions relating to the Licensed Intellectual Property created by any party to the License or its employees or affiliates shall vest in Aronowitz or his designee and be assigned accordingly (collectively, the "Licensed Intellectual Property"). "Field of Use", as defined in the License, means the diagnostic applications to which the Intellectual Property may be applied other than products used to monitor blood glucose and other analyte levels by transdermal osmosis ("TD Glucose") and other products not listed on Schedule B herein, for which the cost of development and launch are not funded by Health-Chem as reasonably required by Aronowitz. The License states that Health-Chem shall not transfer the License or sublicense its rights without the consent of Aronowitz in his sole discretion and on such terms and conditions as he shall determine. Aronowitz represents and warrants in the License that, except as otherwise set forth therein, he has sole ownership of the Patents or holds licenses to them with full right to license or sublicense them to Health-Chem. The License states that it is an exclusive license for the Field of Use in all jurisdictions in which the rights of Aronowitz are exclusive, except for and subject to such

other non-exclusive licenses as were previously granted with respect to the Patents, as set forth in the License. Notwithstanding the foregoing, the License shall not be used by Health-Chem with respect to the manufacture or sale of products intended to monitor blood sugar levels using transdermal technology (for example, "TD Glucose" diagnostic products), and all rights to the Licensed Intellectual Property with respect to blood sugar monitoring products using transdermal technology shall remain the property of Aronowitz, provided that Health-Chem shall have an option to license the same on terms agreeable to Aronowitz as set forth in Section 6 hereof.

2. Royalties.

(a) Up Front Royalty for Initial Field of Use. Health-Chem agrees to provide start-up and operating expenses for the diagnostic division as set forth in the Budget attached as Exhibit B hereto (the "Budget"). The Budget contains the costs and expenditures reasonably anticipated by the parties for the cost of equipping and start-up of the Plant, as hereinafter defined, overhead (including salaries and benefits of employees of the diagnostic division), supplies, materials costs, patent costs, and the like. If any of the budgeted items are not paid by Health-Chem within thirty (30) days of the due date in accordance with the Budget the License shall default.

(b) Recurring Royalties. The License provides that Health-Chem shall pay Aronowitz or his designee a royalty (the "Royalty") with respect to the License equal to 5% of all collected Net Sales, as defined in the License, of products utilizing the Intellectual Property. Royalties shall be paid under the License up to an aggregate of $10 million, after which recurring royalties shall not further accrue thereunder. The foregoing limitation shall not apply to any license entered into for TD Glucose. The License provides that the Royalty shall be calculated monthly and paid within thirty (30) days with respect to each month during the term of the License. The License provides that it shall default in the event that recurring Royalties are not paid when due. The License provides that Health-Chem will have sixty (60) days to cure such default. Health-Chem will not unreasonably reject any orders for sales of Licensed Products. Aronowitz and his representatives shall have access, on reasonable notice, to the sales, cost, expense, financial and billing records of Health-Chem used in the determination of Net Sales in York, Pennsylvania, or any other offices of Health-Chem in order to confirm the accuracy of payments made to Aronowitz hereunder.

3. Support. (a) Health-Chem agrees to provide or fund the development, manufacture, sales, marketing and finance and administration, packaging and shipping of Licensed Products. Health-Chem shall, in consultation with Aronowitz, develop good manufacturing practices ("GMP") for such Licensed Products complying with requirements of the U.S. Food and Drug Administration. Health-Chem shall enter into an agreement with Dr. Paolo DellaCroce pursuant to which Dr. DellaCroce shall act as International Director of Marketing for Health-Chem products (including the Licensed Products and any other products offered for sale by Health-Chem to the extent such products are not covered by exclusive sales rights which Health-Chem has granted to unrelated, third parties) with a commission of 5% of collected Net Sales of such products. Health-Chem shall, in its reasonable judgment, have the right to reject orders solicited by through or under Dr. DellaCroce or Aronowitz. Health-Chem shall also reimburse Dr. DellaCroce for the leasing of a dedicated sales office for Health-Chem products in Milan, Italy subject to an aggregate limitation of $5,000 per month, unless Health-

Chem in its sole discretion shall approve a greater amount. Health-Chem shall also reimburse Dr. DellaCroce for pre-approved, reasonable and necessary travel expenses in connection with the sale of any Health-Chem products. Health-Chem agrees to grant Dr. DellaCroce stock options for 100,000 shares of its common stock exercisable at fair market value on the date hereof, vesting in equal annual installments over three years and having ten-year terms and under such other terms to be established by the Compensation Committee of Health-Chem's Board of Directors, consistent with those provided to other Health-Chem executives.

(b) Aronowitz agrees that he shall also support the efforts of Health-Chem to manufacture and sell Licensed Products by working with Health-Chem to develop a GMP manual for such products and to equip, in accordance with the Budget, the Plant for the manufacture, packaging and distribution of such products. Aronowitz further agrees to work on the improvement of such products and to promptly share with Health-Chem any information related to such improvements or that would assist Health-Chem in improving the products or reducing the cost of manufacturing them.

4. Stock Purchase. Aronowitz agrees, upon the effectiveness hereof, to purchase from Health-Chem 500,000 shares (the "Shares") of Health-Chem's common stock, par value $.01 per share, at an aggregate purchase price of $62,500. Payment for the Shares shall be by delivery of Aronowitz's promissory note (the "Note") in the principal amount of $62,500, bearing no interest and maturing on January 31, 2004, at which time all unpaid principal shall be due and payable. Aronowitz shall, at his sole option, have the right to offset any amounts due to him or Leon hereunder or under the Exhibits hereto against the principal of the Note and shall also have the right to prepay the Note in whole or in part at any time without penalty or premium. Health-Chem agrees in addition to and not in lieu of any other amounts due to Aronowitz or Leon under this Agreement or the Exhibits hereto to forgive the balance of such note at the rate of 1% of Net Sales, as such term is defined in the License, of any Health-Chem products to customers or accounts solicited through the substantial efforts of Aronowitz, Dr. DellaCroce and/or any other agents, employees or representatives introduced to Health-Chem through the efforts of Aronowitz, whether or not in concert with other employees of Health-Chem. In connection with his purchase of the Shares, Aronowitz represents and warrants that he is an "accredited investor" within the meaning of Regulation D promulgated by the U.S. Securities and Exchange Commission (the "SEC"), that he is purchasing the Shares for investment purposes for his own account without any intent to distribute such securities, that he has familiarized himself with such information concerning Health-Chem as he deems necessary or appropriate in connection with this investment in the Shares and that he knows that the sale of the Shares has not been registered with the SEC or any state securities regulatory authority, that any resale of the Shares must therefore be registered with the SEC and applicable state securities regulators or qualify for an exemption from such registration requirements and that the Shares will bear a legend to such effect.

5. Services by Aronowitz; Compensation. Health-Chem shall employ Aronowitz as an Executive Vice President as of the date hereof, responsible initially for general management of the diagnostic products division, and to assist in sales of all Health-Chem products to accounts with whom he has relationships. Aronowitz shall devote such of his business efforts as he deems appropriate to Health-Chem and shall report to Health-Chem's Chief Executive Officer and Board of Directors. Aronowitz shall have the right to attend all

meetings of Health-Chem's Board of Directors. The Chairman of Health-Chem agrees to give notice to Aronowitz of all meetings of Health-Chem's Board of Directors. As compensation for such services, and in addition to and not in lieu of the amounts due to Aronowitz and Leon hereunder, Aronowitz shall receive a commission of five percent (5%) of collected Net Sales (as such term is defined in the License) of Health-Chem products other than Licensed Products to customers or accounts solicited substantially through the efforts of, or via contacts introduced by, Aronowitz, Dr. DellaCroce and/or any other agents, employees or representatives introduced to Health-Chem through the efforts of Aronowitz, whether or not in concert with other employees or representatives of Health-Chem (the "Sales Commission"). The Sales Commission shall be calculated and paid monthly within thirty (30) calendar days of each month during the term of the License. Further, Aronowitz shall be entitled to receive such benefits and participate in Health-Chem plans as the other senior executives of Health-Chem. Further, Health-Chem shall pay or reimburse Aronowitz at all times hereunder for all reasonably necessary travel expenses, provided, however, that such travel shall be approved in advance by Health-Chem's Chief Executive Officer. Anything contained herein to the contrary notwithstanding, Aronowitz shall for all purposes hereunder be an employee at will of Health-Chem; provided that, Sales Commissions will continue for the duration of the term of the License.

6. TD Glucose. Aronowitz hereby grants Health-Chem an option, subject to prior sale by Aronowitz, to become the licensee of the Intellectual Property owned or licensed by him for TD Glucose. This option shall remain in force for 1 year from the date hereof and may be exercised by Health-Chem or its assignee upon demonstration that Health-Chem has access to at least $10 million in capital funds for the development, manufacture and/or marketing of such products. Such license shall be on terms and conditions acceptable to Aronowitz, in his discretion, including but not limited to up-front and recurring royalties. Aronowitz agrees to provide reasonable assistance to Health-Chem to develop its financial plan regarding the proposed TD Glucose business.

7. Pompano Plant. Health-Chem hereby contracts with Leon for Leon to provide management oversight of a plant facility in Pompano Beach, Florida, for a term equal to the term of the License and for a fee equal to $10,000 per month, accruing from February 1, 2002, to produce the Licensed Products and to qualify all such products under the applicable laws of the countries in which they are sold. Health-Chem shall pay to Leon, as and when required, all reasonable and necessary costs associated with its performance hereunder. Health-Chem reserves the right to terminate the License Agreement and abandon the Plant in the event that Net Sales by Health-Chem of Licensed Products fall below $250,000 in any consecutive three-month period after December 1, 2002. Upon the termination of the License and receipt of a reimbursement of Health-Chem's lease payments for the Equipment and any inventory acquired by Aronowitz from Health-Chem, Health-Chem shall abandon the Plant, assign its interest in the Equipment Lease and the Plant Lease to Aronowitz and assign and convey to Aronowitz all of Health-Chem's rights, title and interest under its FDA approvals for the Licensed Products, all formulas, prototypes, clinical testing methodologies, trial results, good manufacturing process description, FDA compliance information and any other material related to the Licensed Products. Lease payments reimbursed to Health-Chem hereunder will be offset by amounts due and payable to Aronowitz hereunder. The parties hereby agree to the following additional operational matters, in each case subject to the approval of Health-Chem, which approval shall not be unreasonably withheld:

(a) Plant Operation and Management. Leon will, at the sole expense of Health-Chem, oversee the operation of the Plant to produce those products within the ability of the equipment and the License. The Plant will operate within applicable US FDA guidelines and the applicable laws of other national and local jurisdictions where the Licensed Products may be sold. Plant personnel will exercise due caution to correct defects in quality and maintain such Quality Assurance and Quality Control staff and procedures as are sufficient to this end. Leon will, at Health-Chem's sole expense, oversee inventories, processes and control procedures to endeavor to reduce the risk of financial losses and to produce the Licensed Products at appropriate costs.

(b) Hiring and Personnel. Leon will, at the sole expense of Health-Chem, oversee staffing, hiring and supervision of all personnel necessary for the proper operation of the Plant. These personnel, other than Aronowitz, will, upon hiring and subject to approval by Health-Chem, become employees of Health-Chem and subject to the personnel policies and procedures of Health-Chem as applicable to the remote location of the Plant. Health-Chem shall bear the cost of hiring, retaining and compensating such employees. Health-Chem will reserve and authorize up to 150,000 shares of Health-Chem's common stock as stock options for employees hired by Leon, to be allocated as incentive stock options or non-statutory stock options at the discretion of Leon. All such options shall be issued at no more than fair market value at the time of grant, under terms established by the Compensation Committee of Health-Chem's Board of Directors consistent with those provided to other Health-Chem employees. Any non-compete, non-disclosure and similar agreements between Health-Chem and any such employees shall provide that in the event that Health-Chem exercises its right to abandon the Plant or in the event Health-Chem fails to perform any of its obligations hereunder, or under the License, the Plant Lease (as hereinafter defined) or the Equipment Lease (as hereinafter defined) no such restrictions shall apply to such persons in respect of their service to Aronowitz or his designee.

(c) Manufacturing Expenses. Upon reasonable notice, Health-Chem will purchase all raw materials, laboratory supplies, office supplies and other goods and services related to the operation of the Plant and the production of products therein in accordance with the Budget. In cases where Leon purchases such necessary goods and services on behalf of Health-Chem, Leon will invoice Health-Chem with no markup and Health-Chem will reimburse Leon within 15 days. Health-Chem agrees that any such advances will be secured by the Security Agreement described in Section 8 hereof.

(d) Real Estate Lease. Health-Chem will lease, as tenant, premises in which to operate the Plant (the "Plant Lease"); provided that the Lease will provide for an assignment to Aronowitz's designee by notice to the Plant lessor by Aronowitz in the event Health-Chem fails to perform any of its obligations hereunder, or under the License, the Plant Lease or the Equipment Lease. The Plant Lease will also provide that the Landlord will provide Aronowitz with notice of any breach and a reasonable opportunity to cure. Health-Chem will, in accordance with the Budget, pay the lease and related utilities and insurance as required by the Plant Lease.

(e) Equipment. Title to certain equipment for the Plant specified in an exhibit to the UCC financing statements referred to in Section 8 hereof (the "Equipment") is

currently held by Aronowitz, who hereby agrees to sell and convey all right, title and interest to Providian Capital Corp. or a substitute equipment lessor (the "Equipment Lessor"), in exchange for (i) a financial lease with a period of 60 months to end March 1, 2007, as per attached Schedule 3; and (ii) the payment of $30,000 to Aronowitz and $95,000 to MA Associates (the "Equipment Lease"). The Equipment Lease will provide for assignment of all of the Lessee's rights thereunder to Aronowitz's designee upon notice to the Equipment Lessor by Aronowitz in the event that Health-Chem fails to perform any of its obligations hereunder, or under the License, the Plant Lease, or the Equipment Lease. The Equipment Lease will also provide Aronowitz with notice of any breach and a reasonable opportunity to cure.

8. Security Agreement. To secure the obligations of Health-Chem hereunder and under the License Agreement, Health-Chem will simultaneously herewith execute and deliver to Aronowitz: (a) a Security Agreement in the form of Exhibit C hereto, pledging its rights under the License, the Equipment Lease and the Plant Lease, together with any inventory, supplies or equipment it owns located at the Plant and any proceeds thereof; and (b) any UCC Financing Statements reasonably acceptable to Aronowitz.

9. Miscellaneous.

(a) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the conflict of laws principles thereof.

(c) Jurisdiction; Service. Each of the parties hereto by its execution hereof:

(i) Irrevocably submits to the jurisdiction of the state courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based on this Agreement (and each other agreement delivered or to be delivered in connection herewith) or the subject matter hereof or thereof.

(ii) Waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement (and each other agreement delivered or to be delivered in connection herewith) or the subject matter hereof or thereof may not be enforced in or by such court.

(iii) The parties hereto hereby agree that any action brought under this Agreement (and each other agreement delivered or to be delivered in connection herewith) shall be brought exclusively in one of the above-mentioned courts.

(iv) The parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of New York, except that service by mail must be by Certified Mail with return receipt. Service addresses are:

Jack Aronowitz
6591 Skyline Drive
Delray Beach, FL 33446

with copy to:

Seth P. Joseph, Esquire
Adorno & Zeder, P.A.
2601 S. Bayshore Drive, Suite 1600
Miami, Florida 33133

Leon Services, LLC
3341 SW 15th Street
Pompano Beach, FL 33069

with copy to:

Seth P. Joseph, Esquire
Adorno & Zeder, P.A.
2601 S. Bayshore Drive, Suite 1600
Miami, Florida 33133

Health-Chem Corporation
c/o Andy Levinson
Phillips, Nizer
666 5th Avenue
New York, NY 10103

with copy to:

Paul Bookson
Herzfeld-Rubin
40 Wall Street
New York, NY 10103

Ken Brody
c/o MA Associates
1657 Westgate Drive #201
York, PA 17404

(d) Fees and Costs. In the event of any litigation to enforce any of the provisions of this Agreement, the prevailing party shall recover and the losing party shall pay the reasonable attorneys' fees and costs, including expert witnesses, incurred by the prevailing party

prior to trial, at the trial and upon any appeals therefrom, as determined by the respective courts or arbitrators.

(e) Entire Agreement. This Agreement, the schedules and exhibits attached hereto, and any other agreement, exhibit, schedule, or instrument to be delivered expressly pursuant to the terms hereof constitutes the entire agreement between the parties hereto. There are no side or other agreements between any party hereto or any of their affiliates other than as set forth herein or therein.

(f) Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege.

(g) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, assigns, heirs and personal representatives.

(h) Headings. The headings of the various articles and sections of this Agreement are inserted for convenience of reference only, and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Severability. If any provision of this Agreement or the application thereof shall for any reason be invalid or unenforceable, such provision shall be limited only to the extent necessary in the circumstances to make such provision valid and enforceable and its partial or total invalidity or unenforceability shall in any event not affect the remaining provisions of this Agreement which shall continue in full force and effect.

(j) Notice of Default and Time to Cure. Upon default by either party under the provisions of this Agreement, the other party shall have the right to serve notice of the default ("Default Notice") in writing as provided in Section 9(c) hereof to the defaulting party and, in the event the default arises from non-payment by the defaulting party to the other party in an amount known by the other party, the amount needed to cure the default. The rights of the defaulting party hereunder will terminate without further notice, if such default is not cured within sixty (60) days of the mailing of the Default Notice.

[Signatures begin on next page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

HEALTH-CHEM CORPORATION

By: ______________________________
Name:
Title:

LEON SERVICES, LLC

By: ______________________________
Name: Jack Aronowitz
Title: Managing Member

____
Jack Aronowitz

MA ASSOCIATES

By: ______________________________
Name: ~~Ken Brody~~ ANDY E YUROWITZ
Title: General Partner

LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("Agreement"), dated as of February 15, 2002, ("Effective Date") between Jack Aronowitz ("Licensor") and Health-Chem Corporation, a Delaware corporation ("Licensee"). Licensor and Licensee may also be referred to herein individually as a "Party" and collectively as the "Parties".

WHEREAS, Licensor is the owner of certain proprietary technology relating to diagnostic tests; and

WHEREAS, Licensor and Licensee have entered into a Master Agreement of even date herewith (the "Master Agreement"), which provides, among other things, for Licensee to help develop and market products using such technology; and

WHEREAS, as a condition precedent to the closing of the transactions contemplated by the Master Agreement, the Parties are required to execute, deliver and perform this Agreement; and

WHEREAS, Licensee desires to license such technology from Licensor and Licensor desires to license such technology to Licensee on the terms and conditions set forth in this Agreement and the Master Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties have agreed as follows:

ARTICLE 1 – DEFINITIONS

1.1 "Affiliate(s)" shall mean any organization, firm, or entity (i) with respect to which the Parties have or shall have during the term of this Agreement an ownership interest of more than fifty percent (50%) or (ii) which directly or indirectly through one or more intermediates, controls, is controlled by, or is in common control with a Party.

1.2 "Control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

1.3 "Intellectual Property" shall mean any information, inventions, innovations, discoveries, improvements, ideas, know-how, show-how, developments, methods, designs, reports, charts, drawings, diagrams, analyses, concepts, technology, records, brochures, instructions, manuals, programs, manufacturing techniques, expertise, inventions whether or not reduced to practice or the subject of a patent application, test-protocols, test results, descriptions, parts lists, bills of materials, documentation whether in written or electronic format, prototypes, molds,

models, assemblies, and any similar intellectual property and information, whether or not protected or protectable by patent or copyright.

1.4 "Licensed Intellectual Property" shall have the meaning set forth in Section 2.1 hereof.

1.5 "Modifications" shall mean any improvements, enhancements, upgrades or modifications of or new inventions relating to any Licensed Intellectual Property.

1.6 "Net Sales" means in respect of Licensed Products sold to purchasers, the gross amount invoiced and received by Licensee to such purchasers, without deduction except for freight and delivery charges, insurance, and customs actually paid in the ordinary course of business.

1.7 "Patents" means Licensor's rights in all patents owned by Licensor listed in Schedule A or licensed by Licensor listed in Schedule B, as well as any continuation, divisional, continuation-in-part and reissue patents thereof and all foreign counterpart patents thereof.

1.8 "Person" shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization, including a governmental agency or unit.

1.9 "TD Glucose" shall mean products used to monitor blood glucose and other analyte levels by transdermal osmosis.

ARTICLE 2 - LICENSORS LICENSE GRANT AND OBLIGATIONS

2.1 Grant. Subject to the terms and conditions of this Agreement, Licensor or his designee, as the case may be, hereby grants a nontransferable right and license (the "License") to Licensee to use in the Field of Use (as hereafter defined) the technology disclosed in the patents listed in Schedule A hereto (the "Patents"), and all technology, trade secrets, technical data, unpatented inventions and know-how related thereto in the possession of Licensor ("Licensed Information") owned or originated, developed, made or reduced to practice by the Licensor used to manufacture or have manufactured for sale certain products set forth in Schedule B hereto (the "Licensed Products"), including any improvements thereon (the Patents and Licensed Information are collectively referred to as the "Licensed Intellectual Property"), provided, however, that all new inventions relating to the Licensed Intellectual Property created by any Party to the License or its employees or affiliates shall vest in Licensor or his designee and be assigned to Licensor in accordance with Section 3.2 of this Agreement.

2.2 Field of Use. For purposes of this License "Field of Use" means the diagnostic applications to which the Licensed Intellectual Property may be applied other than TD Glucose; provided, however, that the Field of Use shall be narrowed to exclude products which Licensor determines to require development, research,

marketing or other support and expenditures that are not duly and timely provided by Licensee. Licensor shall provide a written budget for such expenditures not less than seventy-five (75) days prior to the payments becoming due from Licensee. To the extent any such payment is not made within seventy-five (75) days of the date set forth in such budget, such products or any derivatives or extensions thereof shall be excluded from the Field of Use and Licensor shall be entitled to pursue same on his own account or license them to third parties. Notwithstanding anything to the contrary set forth in this Agreement, the Field of Use shall not include and the License shall not be used by Licensee with respect to the manufacture or sale of products intended to monitor blood sugar levels using transdermal technology (for illustration purposes and without limiting the generality of the foregoing, "TD Glucose" diagnostic products), and all rights to the Licensed Intellectual Property with respect to blood sugar monitoring products using transdermal technology shall not be subject to the License and remain the exclusive property of Licensor, except as specified in the Master Agreement. No license is granted for the manufacture, use or sale of any product or service to Licensee or its customers other than the Licensed Products and the Field of Use expressly defined herein.

2.3 Limited Exclusivity. Licensor and Licensee hereby acknowledge that the License shall be exclusive to Licensee only to the extent the Licensee's use of the Licensed Intellectual Property is within the Field of Use in a jurisdiction in which the rights of Licensor are exclusive, and any exclusivity of the License granted under this Agreement shall be subject to such other non-exclusive licenses as were granted with respect to the Patents or any other portion of the Licensed Intellectual Property prior to the Effective Date.

2.4 Nontransferable. Licensee shall not transfer the License or sublicense its rights without the express written consent of Licensor, which consent and the terms and conditions thereof shall be determined by Licensor in his sole and absolute discretion. Any transfer or attempted transfer of the License without Licensor's consent shall be void *ab initio*, and of no effect.

ARTICLE 3 – OWNERSHIP OF LICENSED INTELLECTUAL PROPERTY

3.1 General. Licensor represents and warrants that, except as otherwise set forth on Schedule D attached hereto, Licensor or his designee has sole ownership of the Patents or holds licenses to them with full right to license or sublicense them to Licensee. Subject to the terms or conditions of this Agreement, each Party shall retain all right, title and interest in its own Intellectual Property existing as of the Effective Date. So long as Licensee accepts, recognizes and agrees to attorn to a transferee or purchaser of the Licensed Intellectual Property pursuant to a transfer or sale thereof by Licensor ("Successor Licensor"), no transfer or sale by Licensor of the Licensed Intellectual Property shall eliminate Licensor's or such Successor Licensor's obligations hereunder including, without limitation, Licensee's access to the Licensed Intellectual Property in a manner consistent with this Agreement

and Licensor shall cause such Successor Licensor to assume and acknowledge this Agreement.

3.2 Modifications. If Licensee develops any Modifications ("Licensee IP"), Licensee shall assign to Licensor all of Licensee's right, title and interest in any Intellectual Property relating to such Licensee IP. Licensor shall have the exclusive right to apply for or register any patents, copyrights, and such other proprietary right protections with respect to any Licensee IP; provided, however, that Licensor hereby grants, and as necessary shall hereafter grant a license to Licensee to use any issued patent related to such Licensee IP. Licensee will execute such further documentation or take such further actions as a Licensor or any Successor Licensor may reasonably request to effectuate the application or registration of any patents, copyrights, and such other proprietary right protections with respect to any Licensee IP, or the license therefor, as contemplated by this Agreement. This provision shall survive termination, cancellation or expiration of this Agreement.

3.3 Covenant not to Sue. Licensor agrees not to assert any claim of infringement or misappropriation of any of the Licensed Intellectual Property against customers, mediate and immediate, of Licensee or its Affiliates with respect to any Licensed Products obtained directly or indirectly from Licensee or its Affiliates

3.4 Patent Markings. Licensee agrees to mark all Licensed Products sold or otherwise disposed of under the License with the words "U.S. Patent No." and the numbers of the applicable Patents.

3.5 Export Restrictions. Any know-how, technology or documents to be transferred pursuant to this Agreement shall not be exported by Licensor or Licensee except in compliance with applicable United States government regulations.

ARTICLE 4 – FEES AND TERM OF THE AGREEMENT

4.1 License Issue Fee for Initial Field of Use. Licensee, as consideration for the License hereby granted to it for the Initial Field of Use shall pay to Licensor as a nonrefundable License issue fee, the amount required to provide start-up and operating expenses for the diagnostic division as set forth in the Budget attached as Exhibit B to the Master Agreement (the "Budget"). If any of the budgeted items are not paid by Licensee within ninety (90) days after the later of: (a) the due date in accordance with the Budget, or (b) written notice from Licensor to Licensee that a payment was not made when due, the License shall terminate.

4.2 Recurring Royalties. Licensee, as consideration for the License hereby granted to it, shall pay Licensor or his designee, commencing on the Effective Date, a royalty (the "Royalty") equal to 5% of all collected Net Sales, as defined in this Agreement, derived by Licensee from the manufacture, use or sale of Licensed Products or any other products or services utilizing the Licensed Intellectual Property for the term of this Agreement. The Royalty will not continue to accrue

after the payment in full of aggregate recurring royalties under this Section 4.2 of U.S. $10 million. The Royalty shall be calculated monthly and paid within thirty (30) days with respect to each month during the term of the License or this License shall be in default. In the event a default is not cured by Licensee within sixty (60) days of the occurrence of such default, the rights of Licensee under this License shall terminate without any further action by Licensor. Royalties paid by Licensee under the terms and conditions of this section shall be nonrefundable. In the event that Licensee fails to pay any Royalty amount due, Licensor may, at its option in his sole and absolute discretion, terminate this Agreement. Overdue royalties shall bear interest at the rate of one percent (1%) per month from the date first owed until paid. Licensee covenants that it will use its best efforts to diligently commercially exploit the Licensed Products. Licensee will not unreasonably reject any orders for sales of Licensed Products. Licensor and his representatives shall have access, upon reasonable notice, to the sales, cost, expense, financial and billing records of Licensee used in the determination of collected Net Sales at Licensee's offices located in York, Pennsylvania, or any other offices of Licensee in order to confirm the accuracy of payments made to Licensor hereunder.

4.3 Payments to Licensor shall be made in U.S. Dollars to Licensor at the office address specified in this Agreement. All Royalties payable under this Agreement shall be accompanied by a report listing the number of Licensed Products manufactured, sold and distributed during the calendar month in question, and the basis for calculating the Royalty payable for such month. For a period of three (3) years after the month to which the records relate, Licensee shall keep complete and accurate records pertaining to the development, manufacture, sales, marketing and finance and administration, packaging and shipping of Licensed Products, in sufficient detail to permit Licensor to confirm the accuracy of all payments due hereunder. Licensor shall have the right to cause an independent, certified public accountant to audit Licensee's records to confirm the accuracy of the reports submitted and the Royalty payments made. Any amounts shown to be owing by such audits shall be paid immediately with interest in the amount of one percent (1%) per month from the date first owed until paid. Licensor shall bear the cost of the audit unless the auditor determines that the Royalties paid in any twelve month period were less than 95% of the Royalties due during that period, in which event Licensee will pay the costs of such audit.

4.4 Term. This Agreement shall become effective on the Effective Date and shall continue until the expiration for any cause of the last of the Patents.

4.5 Termination. This Agreement and all rights granted herein shall terminate upon written notice from Licensor to Licensee in the event that:

a) Licensee fails to make any payment when due in accordance with Section 4.1, following any applicable grace periods set forth therein;

b) Licensee breaches any of the provisions of this Agreement and fails to cure such breach within ninety (90) days after receiving written notice of such breach from Licensor; or

c) Licensee discontinues the manufacture and sale of the Licensed Products for any period of three (3) consecutive months after the commencement of the term of this Agreement. Upon termination of this Agreement pursuant to this section, all rights and privileges of Licensee hereunder shall terminate, and Licensee shall not thereafter make any use whatsoever of the Licensed Intellectual Property or manufacture, use or sell any of the Licensed Products.

ARTICLE 5 – PATENT PROSECUTION AND MAINTENANCES

5.1 Intellectual Property Protection. Licensor shall use commercially reasonable efforts at its cost to prosecute any applications under the Patents and any copyright applications being prosecuted as of the Effective Date ("IP Applications"). Licensor shall maintain the IP Applications and Patents to ensure the enforceability, validity and good standing of same as of the Effective Date, including paying all foreign and domestic maintenance fees, taxes and annuities. Licensee agrees not to interfere directly or indirectly with such IP Applications and Patents.

ARTICLE 6 – CONFIDENTIALITY AND PROTECTION OF TRADE SECRETS

6.1 Confidential Information. The Parties acknowledge that each Party has a legitimate and continuing proprietary interest in the protection of confidential trade secret information of it and its Affiliates and that, prior to the Effective Date, each has invested substantial sums and will continue to invest substantial sums, to develop, maintain and protect such confidential trade secret information. The Parties further acknowledge that the confidential trade secret information has value throughout the world, loss of which value would cause irreparable harm. Consequently, except as to other licensees of the Patents and any of Licensor's related Intellectual Property licensed to such licensees by Licensor, each Party agrees, subject to the exercise of the licenses and of the ownership interests in the Parties respective Intellectual Property, Patents and Licensed Intellectual Property set forth in this Agreement, including without limitation, the right of Licensor to license the Patents and any of Licensor's related Intellectual Property to such licensees, that, during the term of this Agreement and at all times thereafter, each Party, its principals, agents and employees shall, and shall cause its Affiliates to, keep secret and retain in strictest confidence, and shall not use or disclose to any person for its own benefit or the benefit of non-parties to this Agreement, any information provided by a Party to the other designated as proprietary, confidential trade secret or secret knowledge, data or other matters, whether transmitted in writing, orally, visually or otherwise, used in, associated with or related to the subject matter of this Agreement, including the that such confidential trade secret information constitutes Intellectual Property of each Party or its Affiliates. Without limiting the foregoing, each Party acknowledges

and agrees that the confidential trade secret information consists of trade secrets and confidential and proprietary business information of the Parties and is subject to the protection of any applicable federal or state trade secrets law.

ARTICLE 7 – REPRESENTATIONS AND WARRANTIES

7.1 Power to License. Licensor represents and warrants, subject to the limitations otherwise set forth in this Agreement, that as to its Patents and its rights in its Intellectual Property, it has the full right and power to grant the License set forth in this Agreement, and that except for such disclosed limitations, there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of the License or with any other provisions of this Agreement.

7.2 Accurate and Complete. Licensor represents and warrants that the Licensed Intellectual Property is accurate and the Patents consist of all information reasonably necessary to enable one of skill in the relevant art to engineer, develop and manufacture the Licensed Products.

7.3 No Infringement. Licensor represents and warrants that as of the Effective Date it has no actual knowledge or notice that the manufacture, lease, use, sale or other disposition of the Licensed Products using the Licensed Intellectual Property by Licensee hereunder will result in the infringement or misappropriation of any Intellectual Property of any third parties, and Licensor has received no notice or communication from any third party challenging the validity of the Patents.

ARTICLE 8 – CHANGE IN CONTROL

8.1 For purposes of this Agreement, in the event of a Change in Control of Licensee, unless Licensor consents to such Change in Control, such consent not to be unreasonably withheld, this Agreement, the License granted hereunder and all rights and privileges relating thereto shall terminate. For purposes of this Agreement the term "Change in Control" shall mean:

(a) Approval by the shareholders of the Licensee of:

(i) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Licensee immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction,

(ii) a liquidation or dissolution of the Licensee or

(iii) the sale of all or substantially all of the assets of the Licensee (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(b) the acquisition (other than from the Licensee) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Licensee's Common Stock or the combined voting power of the Licensee's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (A) the Licensee or its Subsidiaries, (B) any person, entity or "group" that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (C) any employee benefit plan of the Licensee or its Subsidiaries.

ARTICLE 9 - MISCELLANEOUS

9.1 Jurisdiction; Service. Each of the Parties hereto by its execution hereof:

a) Irrevocably submits to the jurisdiction of the state courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based on this Agreement (and each other agreement delivered or to be delivered in connection herewith) or the subject matter hereof or thereof

b) Waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement (and each other agreement delivered or to be delivered in connection herewith) or the subject matter hereof or thereof may not be enforced in or by such court.

c) The Parties hereto hereby agree that any action brought under this Agreement (and each other agreement delivered or to be delivered in connection herewith) shall be brought exclusively in one of the above-mentioned courts

d) The Parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of New York, except that service by mail must be by Certified Mail with return receipt. Service addresses are.

Jack Aronowitz
6591 Skyline Drive
Delray Beach, FL 33446

with copy to:

Seth P. Joseph, Esquire
Adorno & Zeder, P.A.
2601 S. Bayshore Drive, Suite 1600
Miami, Florida 33133

Health-Chem Corporation
c/o Andy Levinson
Phillips, Nizer
666 5th Avenue
New York, NY 10103

with copy to: Paul Bookson
Herzfeld-Rubin
40 Wall Street
New York, NY 10103

9.2 Entire Agreement. This Agreement, the Master Agreement and the other agreements contemplated thereby, embodies the entire understanding of the Parties and shall supersede all previous communications, representations, or understandings, either oral or written, between the Parties relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and the Master Agreement, the terms of this Agreement shall control.

9.3 Assignment. Licensee shall not assign this Agreement, the License, or any of its rights or privileges granted hereunder without the prior written consent of Licensor, as determined in Licensor's sole and absolute discretion.

9.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to its conflict of laws principles thereof.

9.5 Severable. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

9.6 No Waiver. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by any other Party.

9.7 Counterparts. This Agreement may be executed in any number of counterparts (and by facsimile) and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute one and the same Agreement.

9.8 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.9 Further Assurances. Licensor and Licensee will execute such further documentation or take such further actions as Licensor or Licensee may reasonably request to effectuate the transactions contemplated by this Agreement

9.10 Infringement. Licensee agrees to promptly inform Licensor of any infringement or other violation of Licensor's Patents or the Licensed Intellectual Property.

9.11 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE RELATED IN ANY WAY TO THIS AGREEMENT.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

LICENSEE

HEALTH-CHEM CORPORATION

By: ______________________
Name: ______________________
Title: ______________________

LICENSOR:

____
Jack Aronowitz

EXHIBIT C

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the "**Agreement**") is made and entered into as of this 15th day of February, 2002 by and between Health-Chem Corporation, a Delaware corporation (the "**Pledgor**") and Jack Aronowitz, an individual resident in the state of Florida (the "**Secured Party**").

WITNESSETH:

WHEREAS, as of the date hereof, the Pledgor and the Secured Party have entered into a license agreement pursuant to which the Secured Party will license to the Pledgor certain proprietary technologies relating to diagnostic tests (the "**License Agreement**"); and

WHEREAS, as of the date hereof, the Pledgor, the Secured Party, Leon Services LLC ("**Leon**") and MA Associates have entered into an agreement pursuant to which the Secured Party, among other things agrees to enter into a License Agreement with the Pledgor in return for which the Pledgor, among other things agrees to pay to the Secured Party royalties and other payments (the "**Master Agreement**"); and

WHEREAS, pursuant to the terms of the License Agreement, the Pledgor will use the Patents (as described therein) and all technology, trade secrets, technical data, unpatented inventions and know-how related thereto for the manufacture of diagnostic products; and

WHEREAS, pursuant to the terms of the Master Agreement, the Pledgor has agreed to lease premises in Pompano Beach, Florida for the manufacture of diagnostic products, (the "**Plant**") pursuant to the terms of a Lease Agreement to be entered into by and between the Pledgor, as tenant, and McNab Commerce Center Associates as landlord (the "**Plant Lease Agreement**"); and

WHEREAS, pursuant to the terms of the Master Agreement, the Secured Party has agreed to sell and convey to Providian Capital Corp. or a substitute equipment lessor all of its right, title and interest in certain equipment to be used in the Plant (the "**Equipment Lease**"); and

WHEREAS, Leon is a wholly owned subsidiary of the Secured Party.

NOW, THEREFORE, in consideration of the terms, conditions, covenants, agreements and obligations herein stated, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

1. DEFINED TERMS. All capitalized terms used herein but not otherwise defined herein shall have the same meanings ascribed to such terms as in the Master Agreement.

2. GRANT OF SECURITY INTEREST. As collateral security for the payment and satisfaction of the obligations and liabilities of Pledgor to the Secured Party or Leon arising under the Master Agreement, the License Agreement, the Plant Lease Agreement or the Equipment Lease or any and all extensions, advances or renewals thereof, or any other obligation to the Secured Party or

Leon, the Pledgor hereby grants, pledges and assigns, to the Secured Party a continuing first-priority, perfected security interest in the following:

a. any and all of its rights to the Licensed Intellectual Property including its rights arising under the License Agreement;
b. any and all of its rights arising under the Lease Agreement now existing or hereafter arising; and
c. any and all of its rights, title and interest in any inventory, equipment and supplies located in the Plant including its rights arising under the Equipment Lease (collectively the **"Collateral"**).

The security interest herein created shall also secure all other indebtedness, obligations and liabilities of the Pledgor or its affiliates to the Secured Party, now existing and hereafter arising, including any and all proceeds of the Collateral.

3. FINANCING STATEMENTS. At the time of execution of this Agreement, Pledgor shall have furnished the Secured Party with properly executed financing statements as prescribed by the Uniform Commercial Code as presently in effect in the states where the Collateral is located, prepared and approved by the Secured Party in form and number sufficient for filing wherever required with respect to the Collateral, in order that the Secured Party shall have a duly first-priority, perfected security interest of record in the Collateral, following the filing of such financing statements with the appropriate local and state governmental authorities and Pledgor shall cause such filings to be made promptly after the execution of this Agreement, but in no event later than five business days after the date hereof. Pledgor shall execute as reasonably required by the Secured Party any additional financing statements or other documents to effect the same, together with any necessary continuation statements so long as this Agreement remains in effect.

4. MAINTENANCE OF SECURITY INTEREST. Pledgor will, from time to time, upon the request of the Secured Party, deliver specific assignments of Collateral, together with such other instruments and documents, financing statements, amendments thereto, assignments or other writings as the Secured Party may reasonably request to carry out the terms of this Agreement or to protect or enforce the Secured Party's first-priority, perfected security interest in the Collateral.

With respect to the Collateral to be secured and conveyed under this Agreement, Pledgor agrees, at all times during the term of this Agreement, to do and cause to be done all things necessary to perfect and keep in full force the first-priority, perfected security interest granted in favor of the Secured Party, including, but not limited to, the prompt payment of all fees and expenses incurred in connection with any filings made to perfect or continue a security interest in the Collateral in favor of the Secured Party.

5. COVENANTS. Pledgor covenants with the Secured Party that from and after the date of this Agreement until termination hereof in accordance with Section 16 hereof:

a. Pledgor will pay, discharge or otherwise satisfy promptly when due, all rents, taxes, royalties, assessments and governmental charges or levies, or any other fees or charges imposed upon the Collateral or in respect of its income or profits therefrom.

b. Pledgor will defend Secured Party's right, title and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all persons whomsoever and Pledgor shall have good and marketable title (subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever, except the lien and security interest created by this Agreement) to, and the right to pledge, any other property at any time hereafter pledged to Secured Party as Collateral under this Agreement and likewise will defend Secured Party's right and title thereto and security interest therein.

c. Pledgor will not sell, assign, transfer, further encumber, exchange or otherwise dispose of the Collateral.

d. Pledgor will (A) advise Secured Party promptly, in reasonable detail, of any lien or claim made or asserted against any of the Collateral, and (B) permit Secured Party to have at all times, on reasonable notice, full and free access during normal business hours to all the books, correspondence and records of Pledgor pertaining to the Collateral.

6. REPRESENTATIONS AND WARRANTIES. The Pledgor represents and warrants to the Secured Party that the following statements are accurate:

a. Authority. The Pledgor has full power and authority to grant the first-priority, perfected security interests to the Secured Party in the Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement without the consent or approval of any person or entity other than any consent or approval which has been obtained.

b. Consideration. Pledgor has a direct and substantial economic interest in, and expects to derive substantial benefits from, the developing and marketing of diagnostic products using the Licensed Intellectual Property and the licensing of the Intellectual Property by the Secured Party to the Pledgor is sufficient consideration to Pledgor to enter into and deliver this Agreement and to pledge the Collateral.

c. Survival. All representations and warranties contained in or made under or in connection with this Agreement shall survive the execution, delivery and performance of this Agreement, and shall be accurate at all times during which any amount remains outstanding under the Master Agreement, the License Agreement, the Equipment Lease or the Plant Lease with the same effect as if such representations and warranties had been made at such times.

7. REMEDIES; RIGHTS UPON DEFAULT. The occurrence of any one or more of the following shall constitute an "Event of Default":

a. The Pledgor's failure to make any recurring Royalty payments (as described in the License Agreement) or any sales commissions (as described in the Master Agreement) when due, after all applicable cure periods have expired, if any;

b. Any breach of the terms and provisions of this Agreement, the Master Agreement, the License Agreement, the Equipment Lease or the Plant Lease; and

c. The Secured Party shall not have as of the date hereof, or shall at any time hereafter during the valid term of this Agreement, cease to have, a valid and perfected lien constituting a lien which is first priority in all of the Collateral.

8. RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT. Upon the occurrence of an Event of Default, the Secured Party shall have the following rights and remedies in addition to any rights and remedies set forth elsewhere in this Agreement:

a. All of the rights and remedies of a secured party under the Uniform Commercial Code of the state where such rights and remedies are asserted, or under other applicable law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement the Master Agreement, the License Agreement, the Equipment Lease or the Plant Lease;

b. The right to foreclose the liens and security interests created under this Agreement by any available judicial procedure; and

c. Payment of any reasonable fees and expenses incurred by the Secured Party in connection with an Event of Default.

9. NO WAIVER. No failure or delay by the Secured Party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Secured Party from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under the Master Agreement, the License Agreement, the Equipment Lease or the Plant Lease, the Secured Party shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the Master Agreement, the License Agreement, the Equipment Lease or the Plant Lease, or to declare a default for failure to effect such prompt payment of any such other amount. The payment by the Pledgor or any other person or entity and the acceptance by the Secured Party of any other amount due and payable under the provisions of the Master Agreement, the License Agreement, the Equipment Lease or the Plant Lease during which a default exists shall not in any way or manner be construed as a waiver of such default by the Secured Party or preclude the Secured Party from exercising any right of power or remedy consequent upon such default. The Pledgor understands and agrees that the Secured Party is not required to resort to or pursue any of his rights or remedies under or with respect to any other security for, or any of the obligations or enforcement costs secured by this Agreement before pursuing any of the Secured Party's rights under this Agreement.

10. FURTHER DOCUMENTATION. The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Agreement, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby.

11. NOTICE. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against receipt therefor) at the address set forth below or such other address as such party shall specify to the other parties in writing (or, in the case of telephonic notice or notice by telecopy (where the receipt of such message is verified by return) expressly provided for hereunder, when received at such telephone or telecopy number as may from time to time be specified in written notice to the other parties hereto or otherwise received), or if sent prepaid by certified or registered mail return receipt requested on the third business day after the day on which mailed, or if sent prepaid by a national overnight courier service, on the first business day after the day on which delivered to such service against receipt therefor, addressed to such party at said address:

If to the Secured Party:	Jack Aronowitz 6591 Skyline Drive Delray Beach, Florida 33446
With a copy to:	Seth P. Joseph, Esquire Adorno & Zeder, P.A. 2601 S. Bayshore Drive, Suite 1600 Miami, Florida 33133
If to the Pledgor:	Health-Chem Corporation c/o Andy Levinson Phillips, Nizer 666 5th Avenue New York, NY 10103
With a copy to:	Paul Bookson, Esquire Herzfeld & Rubin, P.C. 40 Wall Street New York, NY 10005

or to such other address as each party may designate for itself by like notice given in accordance with this Section.

12. ENTIRE AGREEMENT. This Agreement, the Master Agreement, the License Agreement, the Equipment Lease and the Plant Lease constitute and express the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

13. SEVERABILITY. The provisions of this Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the successors and assigns of Pledgor, and the rights, remedies, powers, and privileges of the Secured Party hereunder shall inure to the benefit of their successors and assigns.

15. COUNTERPARTS. This Agreement may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

16. TERMINATION; RELEASE. Upon the payment of all obligations due or that may become due to the Secured Party or the Lessors under the Master Agreement, the License Agreement, the Plant Lease and the Equipment Lease, all obligations of Pledgor hereunder shall terminate without delivery of any instrument or performance of any act by any party, and the Collateral shall automatically be released from the liens created by this Agreement and all rights to such Collateral shall automatically revert to the Pledgor.

17. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

18. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Agreement shall be governed by and construed in all respects by the internal laws of the State of Florida (except for the proper application of the United States federal securities laws), without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Broward County, Florida. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH PARTY HEREBY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW,

ANY OBJECTION THAT IT MAY HAVE THAT EACH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PLEDGOR

Health-Chem Corporation

By: ______________________
Name:
Title:

SECURED PARTY

____
Jack Aronowitz